Exhibit 99.1

Contact:

Innovative Solutions & Support, Inc.

Relland Winand

Chief Financial Officer

610-646-0350

rwinand@innovative-ss.com

Innovative Solutions & Support, Inc. Announces First Quarter Fiscal 2017 Financial Results

Exton, PA.  — February 8, 2017 — Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (ISSC) today announced its financial results for the first quarter of fiscal 2017 ended December 31, 2016.

For the first quarter of fiscal 2017, the Company reported gross sales of $3.8 million and net sales of $3.4 million, reflecting a return of certain equipment previously sold to a customer to provide them a more cost effective solution and for other future installations. The Company had first quarter fiscal 2016 net sales of $6.6 million.  The Company reported a net loss of $1.2 million, or ($0.07) per share, for the first quarter of fiscal 2017.  In the first quarter a year ago, the Company reported a net loss of $0.2 million, or ($0.01) per share.

Geoffrey Hedrick, Chairman and Chief Executive Officer of IS&S, said, “Our disappointment in program delays with the resulting revenue impact is partially mitigated by a pick-up in new orders and continued progress with the new products we are developing in anticipation of the implementation of NextGen mandates.

The timing of orders also weighed on our financial performance.  Since adopting our strategy to internally fund new product development, we have been focused on getting ahead of the NextGen mandates with innovative new technologies that address large market opportunities.  We continue to progress, with an STC anticipated on our PC-12 Authothrottle in the second quarter.  Activity is already improving, with the first quarter’s increased order activity likely to benefit future results.  I remain confident we will get back on track to increased profitable sales and positive cash flow in the coming quarters.”

At December 31, 2016, the Company had $18.2 million of cash on hand, down marginally from $18.8 million from September 30, 2016.

New orders in the first quarter of fiscal 2017 were $5.3 million and backlog as of December 31, 2016 was $6.0 million, up from $4.6 million at September 30, 2016.  Backlog excludes potential future sole-source production orders from products in development under the Company’s engineering development contracts, including the Pilatus PC-24, and the KC-46A, all of which the Company expects to remain in production for a decade following completion of their respective development phases. The Company expects that these contracts will add to production sales already in backlog.

Shahram Askarpour, President of IS&S, added, “The addition of an MRO distribution channel is also beginning to produce results.  In addition, we increased our commitment to research and development in the quarter.  We believe these are signs of the underlying strength of our franchise.

We are very excited about the new products we have been introducing and will be introducing in 2017, as they target large market opportunities with a very compelling value proposition, as we continue to build the value of our brand for our shareholders.”

Conference Call

The Company will be hosting a conference call February 9, 2017 at 10:00 a.m. ET to discuss these results and its business outlook. Please use the following dial in number to register your name and company affiliation for the conference call: 877-883-0383 and enter the PIN Number 2573587. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEM’s) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

	December 31,	September 30,
	2016	2016
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$18,161,147	$18,767,661
Accounts receivable, net	3,786,980	4,511,091
Unbilled receivables, net	1,604,069	1,597,672
Inventories	4,198,432	3,645,828
Prepaid expenses and other current assets	1,222,595	847,207

Total current assets	28,973,223	29,369,459

Property and equipment, net	6,901,566	6,962,562
Other assets	156,948	156,948

Total assets	$36,031,737	$36,488,969

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,713,616	$1,503,771
Accrued expenses	2,246,154	1,889,908
Deferred revenue	351,229	179,585

Total current liabilities	4,310,999	3,573,264

Non-current deferred income taxes	67,708	67,701

Total liabilities	4,378,707	3,640,965

Commitments and contingencies (See Note 6)

Shareholders’ equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at December 31, 2016 and September 30, 2016	$—	$—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,812,465 issued at December 31, 2016 and September 30, 2016	18,813	18,813

Additional paid-in capital	51,392,159	51,392,159
Retained earnings	1,610,595	2,805,569
Treasury stock, at cost, 2,096,451 shares at December 31, 2016 and September 30, 2016	(21,368,537)	(21,368,537)

Total shareholders’ equity	31,653,030	32,848,004

Total liabilities and shareholders’ equity	$36,031,737	$36,488,969

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended
	December 31,
	2016	2015

Gross sales	$3,824,047	$6,583,578
Returns and allowances	(458,181)	—
Net Sales	3,365,866	6,583,578

Cost of sales	1,828,052	3,267,767

Gross profit	1,537,814	3,315,811

Operating expenses:
Research and development	1,085,988	931,600
Selling, general and administrative	2,047,121	2,692,944
Total operating expenses	3,133,109	3,624,544

Operating loss	(1,595,295)	(308,733)

Interest income	9,876	7,025
Other income	19,114	32,410
Loss before income taxes	(1,566,305)	(269,298)

Income tax benefit	(371,331)	(53,860)

Net loss	$(1,194,974)	$(215,438)

Net loss per common share:
Basic	$(0.07)	$(0.01)
Diluted	$(0.07)	$(0.01)

Weighted average shares outstanding:
Basic	16,716,014	16,909,638
Diluted	16,716,014	16,909,638